                                                                    Exhibit 99.2


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BUSINESS INFORMATION

                                                                                  Return on
                                             Earnings            Revenue        Assigned Capital      Average Assets
Six months ended June 30 -              ------------------- ------------------ ------------------   --------------------
Dollars in millions                         1999      1998     1999     1998     1999      1998       1999       1998
------------------------------------------------------------------------------------------------------------------------
PNC Regional Bank                           $321      $296   $1,152    $1,159     22%       21%      $39,441    $38,806
Asset Management
   PNC Advisors                               75        58      365       228     27        31         3,304      2,654
   BlackRock                                  26        14      180       131     44        37           416        304
   PFPC Worldwide                             22        18      111        91     42        42           263        214
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       Total asset management                123        90      656       450     32        34         3,983      3,172
Wholesale
   PNC Institutional Bank                     53        53      202       181     16        18         9,622      8,321
   PNC Secured Finance                        58        44      153       104     21        20         8,086      6,203
   PNC Mortgage                               24        15      217       159     11        11         7,050      4,166
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       Total wholesale                       135       112      572       444     16        18        24,758     18,690
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   Total businesses                          579       498    2,380     2,053     21        21        68,182     60,668
Other                                         13        52      102       303                          7,821     12,223
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    Total consolidated - core                592       550    2,482     2,356     21        21        76,003     72,891
Gain on sale of credit card business         125                193
Gain on sale of equity interest in
    Electronic Payment Services               63                 97
Gain on sale of Concord EFS stock
    net of PNC Bank Foundation
    contribution                              16                 41
Valuation adjustments                        (92)              (142)
Costs related to efficiency
    initiatives                              (64)
   Total consolidated - reported            $640      $550   $2,671    $2,356     23        21       $76,003    $72,891
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PNC REGIONAL BANK - PNC Regional Bank provides credit, deposit, branch-based brokerage and electronic banking products and services to retail customers as well as credit, leasing, treasury management and capital markets products and services to mid-sized and small businesses primarily within PNC Bank's geographic footprint. PNC Regional Bank contributed 56% of total business earnings in the first six months of 1999 compared with 59% in the first six months of 1998. Earnings increased 8% driven by improved efficiency. Excluding the impact of branch gains and costs related to consumer delivery initiatives in
1998, earnings increased 12%.

PNC ADVISORS - PNC Advisors offers personalized investment management, high-end brokerage services, personal trust, estate planning and traditional banking services to affluent and wealthy individuals; and investment management, trust and administrative services to pensions, 401(k) plans and charitable organizations. PNC Advisors contributed 13% of total business earnings in the first six months of 1999 compared with 12% in the prior-year period. Earnings increased 29% due to strong revenue growth attributable to new business and market appreciation.

BLACKROCK - BlackRock offers fixed income, domestic and international equity and liquidity investment products, and utilizes technology-based risk management capabilities to provide investment advisory and asset management capabilities for a wide range of institutional and retail customers. BlackRock contributed 4% of total business earnings in the first six months of 1999 compared with 3% a year ago. Earnings nearly doubled in the comparison as a result of new business and market appreciation.

PFPC WORLDWIDE - PFPC Worldwide provides a wide range of accounting, administration, transfer agency, custody, securities lending and integrated banking transaction services to mutual funds, pension and money fund managers, partnerships, brokerage firms, insurance companies and banks, both domestically and globally. PFPC Worldwide contributed 4% of total business earnings in the first six months of 1999 and 1998. Earnings increased 22% as a result of an increase in assets serviced.

PNC INSTITUTIONAL BANK - PNC Institutional Bank provides credit, treasury management and capital markets products and services to corporations, institutions and government agencies. PNC Institutional Bank contributed 9% of total business earnings in the first six months of 1999 compared with 10% in the prior-year period. Earnings in the first six months of 1999 included a $16 million provision for credit losses compared with no provision a year ago.

PNC SECURED FINANCE - PNC Secured Finance is engaged in commercial real estate finance, including loan origination, securitization and servicing; asset-based financing, including lending, syndications and treasury management services; and equipment lease financing to a wide range of customers nationally. PNC Secured Finance contributed 10% of total business earnings in the first six months of 1999 compared with 9% a year ago. Earnings increased 32% driven by revenue attributable to Midland Loan Services, L.P.

PNC MORTGAGE - PNC Mortgage originates, purchases and services residential mortgages and related products, and securitizes and sells residential mortgages as private-label mortgage-backed securities and performs master servicing of those securities for investors. PNC Mortgage contributed 4% of total business earnings in the first six months of 1999 compared with 3% in the prior-year period. Earnings increased 60% driven by revenue growth primarily attributable to a larger servicing portfolio.

OTHER - Other reflects differences between total business results and consolidated core financial results primarily due to differences between management accounting practices and generally accepted accounting principles, divested and exited businesses, venture capital activities, sales of equity interests in subsidiaries, eliminations and unassigned items.